Exhibit 10.9

EXCLUSIVE TECHNICAL CONSULTING AND SERVICES

AGREEMENT

This Exclusive Technical Consulting and Services Agreement (the “Agreement”) is entered into as of January 1, 2003 between the following two parties:

Party A:	Mtone Wireless Telecommunication (Shanghai) Co., Ltd.
Legal Address:	Room 2412, C Tower, 188 Zhang Yang Road, Pudong New District, Shanghai

Party B:	Shanghai Mtone Wireless Network Information Co., Ltd.
Legal Address:	Room 505-A, 727 Zhang Jiang Road, Pudong New District, Shanghai

WHEREAS, Party A, a wholly foreign-owned enterprise registered in People’s Republic of China (the “PRC”) under the laws of PRC, owns resources to provide the technical consulting and services.

WHEREAS, Party B, a wholly domestically owed company registered in PRC, is licensed by the relevant PRC governmental authority to carry on business as an “Internet Information Service”;

WHEREAS, since the establishment of Party B in June 2001, Party A has been providing the technical support to Party B. However considering that Party B was newly established, Party A temporarily did not charge Party B the technical service fees for the period of June 2001 to December 2001. Now that Party B has already entered into normal operation, Party A and Party B agree to enter into this Agreement to settle the service fees for the period of June 2001 to Dec 2001; in addition Party A and Party B agree through execution of this Agreement to negotiate the matters relating to Party A providing exclusive technical consulting services and the related services to Party B after January 1,2003 and Party B accepting the technical consulting and the services that Party A will provide.

NOW THEREFORE, the parties through mutual negotiation agree as follows:

1.	Technical Consulting and Services; Sole and Exclusive Interest

1.1	During the term of this Agreement, Party A agrees to, as the exclusive technical consulting and services provider of Party B, provide the exclusive technical consulting and services to Party B (the content is specified in Appendix 1). Party A further agrees that, during the term of this Agreement, it shall not provide any technical consulting and services to any other third party without Party B’s prior written consent.

1.2	Party B hereby agrees to accept such exclusive technical consulting and services.

Party B further agrees that, during the term of this Agreement, it shall not utilize any third party to provide such technical consulting and services for such above-mentioned business without the prior written consent of Party A.

1.3	Party A shall be the sole and exclusive owner of all rights, title and interests to any and all intellectual property rights arising from the performance of this Agreement, including, but not limited to, any copyrights, patents, know-how and otherwise, whether developed by Party A or Party B, based on Party A’s intellectual property.

2.	Calculation and Payment of the Fee for Technical Consulting and Services (the “Fee”)

2.1	Party A and Party B unanimously confirm that from June 2001 to Dec 2001 the fees of the services provided by Party A to Party B in the aggregate amount to RMB1,000,000, which shall be paid by Party B to the account designated by Party A at latest within 30 days after the end of 2003.

2.2	Party A and Party B unanimously agree that the fee for Party A’s provision of technical services to Party B shall be determined based upon the monthly amount of short message volume provided by Party B. Pursuant to the aforesaid calculation basis, Party A and Party B agree that Party A shall quarterly pay the fee to Party B for year 2003 as follows:

(1)	For the first quarter, the fee shall be RMB18,300,000;

(2)	For the second quarter, the fee shall be RMB18,300,000;

(3)	For the third quarter, the fee shall be RMB18,300,000;

(4)	For the fourth quarter, the fee shall be RMB18,300,000

Party B shall pay the fee to Party A quarterly.

2.3	The Parties agree that from year 2004, the fee and the manner of payment shall be determined in accordance with the method listed in Appendix 2 attached to this Agreement.

3.	Representations and Warranties

3.1	Party A hereby represents and warrants as follows:

3.1.1	Party A is a company duly registered and validly existing under the laws of the PRC;

3.1.2	Party A’s execution and performance of this Agreement are within its Company power and business scope; and Party A has taken the necessary actions and obtained the appropriate authorizations and has acquired the consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts;

3.1.3	the Agreement will constitute a legal, valid and binding obligation on Party A enforceable against it in accordance with the terms hereof upon execution.

3.2	Party B hereby represents and warrants as follows:

3.2.1	Party B is a company duly registered and validly existing under the laws of the PRC and is licensed to engage in business as an Internet Information Service.

3.2.2	Party B’s execution and performance of this Agreement are within its company power and business scope; and Party B has taken the necessary actions and obtained appropriate authorizations and has acquired the consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts.

3.2.3	the Agreement will constitute a legal, valid and binding obligation on Party B enforceable against it in accordance with the terms hereof upon execution.

4.	Confidentiality

4.1	Party B agrees to use all reasonable means to protect and maintain the confidentiality of Party A’s confidential data and information acknowledged or received by Party B by accepting the exclusive consulting and services from Party A (collectively, the “Confidential Information”). Party B shall not disclose or transfer any Confidential Information to any third party without Party A’s prior written consent. Upon termination or expiration of this Agreement, Party B shall, at Party A’s option, return all and any documents, information or software contained any of such Confidential Information to Party A or destroy it, delete all of such Confidential Information from any memory devices, and cease to use them.

4.2	Article 4 shall survive after any amendment, expiration or termination of this Agreement.

5.	Indemnity

Party B shall indemnify and hold harmless Party A from and against any loss, damage, obligation and cost arising out of any litigation, claim or other legal procedure against Party A resulting from the contents of the technical consulting and services demanded by Party B.

6.	Effective Date and Term

6.1	This Agreement shall be executed and come into effect as of the date first set forth above. The term of this Agreement is ten (10) years, unless earlier terminated as set forth in this Agreement or in accordance with the terms set forth in the agreement entered into by both parties separately. However, both parties shall review this Agreement every three (3) months to determine whether any amendment to the Agreement is necessary after considering the circumstances.

6.2	This Agreement may be extended only if Party A gives its written consent of the extension of this Agreement before the expiration of this Agreement. However, both parties shall, through negotiations, determine the extension term.

7.	Termination

7.1	Termination on Expiration

This Agreement shall expire on the date due unless this Agreement is extended as set forth above.

7.2	Early Termination

During the term of this Agreement, Party B can not terminate this Agreement except in the case of gross negligence, fraud or other illegal acts or bankruptcy of Party A. Notwithstanding the above-mentioned, Party A may terminate this Agreement at any time with a written notice to Party B 30 days before such termination.

7.3	Survival.

Article 4 and 5 shall survive after the termination or expiration of this Agreement.

8.	Settlement of Disputes

The parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission (the “CIETAC”). The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Shanghai. The arbitration award shall be final and binding upon the parties and shall be enforceable in accordance with its terms.

9.	Force Majeure

9.1

In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. Force Majeure, which includes acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means ”any event that is beyond the party’s reasonable control and cannot be prevented with reasonable care”. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The affected party who is claiming not to be liable for its failure to fulfill this Agreement due to Force Majeure shall inform the other party, without delay, of its proposed approach to the performance of this Agreement by the affected party.

9.2	The affected party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both parties agree to resume performance of this Agreement with their best efforts.

10.	Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and shall be deemed to be duly given when it is delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of the relevant party or parties set forth below.

Party A:	Mtone Wireless Telecommunication (Shanghai) Co., Ltd.
Room 2412, C Tower, 188 Zhang Yang Road, Pudong New District, Shanghai

Party B:	Shanghai Mtone Wireless Network Information Co., Ltd.
Room 505-A, 727 Zhang Jiang Road, Pudong New District, Shanghai

11.	Assignment

Party B may not assign its rights or obligations under this Agreement to any third party without the prior written consent of Party A.

12.	Severability

Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that any other provision of this Agreement invalid or unenforceable in any other jurisdiction.

13.	Amendment and Supplement

Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both parties. The amendment and supplement duly executed by both parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the PRC laws.

15.	Appendices

This Agreement is executed by Chinese and English in duplicate, and in case of conflict, the Chinese version shall prevail.

IN WITNESS THEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first set forth above.

the Licensor : Mtone Wireless Telecommunication (Shanghai) Co., Ltd.

Representative:    /s/    [Signature Illegible]

the Licensee: Shanghai Mtone Wireless Network Information Co., Ltd.

Representative:    /s/    [Signature Illegible]

Appendix 1: The list of Technical Consulting and services

1.	To provide maintenance to computer rooms and websites

2.	To provide office network and its maintenance.

3.	To provide security services for the entire website.

4.	To provide the entire structural planning and implementation of the website network, including installment of server system and 7×24 daily maintenance.

Appendix 2: Calculation and Payment of the Fee for Technical Consulting and Services

Party B, starting from 2004, shall annually pay RMB10,000,000 to Party A as the technical service fees. However, Party A shall be entitled to adjust the standard of the technical service fees at any time in accordance with the amount of the technical fees that it provides to Party B.